FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Second Quarter Results

FORT LAUDERDALE, Fla., August 6, 2024 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported a loss of $1.84 per share for the three months ended June 30, 2024. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.34.

For the 2024 second quarter, Pediatrix reported the following results:

•
Net revenue of $504 million;
•
Net loss of $153 million; and
•
Adjusted EBITDA of $58 million.

“Our second quarter operating results exceeded our expectations and reflected stable patient volumes, improved payor mix, and operating efficiencies,” said James D. Swift, M.D., Chief Executive Officer of Pediatrix Medical Group. “Our previously discussed portfolio management plans are well underway and we expect to complete these plans by the end of 2024. We believe that these operating plans, our strengthening financial position, and our focus on hospital-based care and maternal-fetal medicine will benefit all of our stakeholders.”

Operating Results– Three Months Ended June 30, 2024

Pediatrix’s net revenue for the three months ended June 30, 2024 was $504.3 million, compared to $500.6 million for the prior-year period. This increase reflected growth in same-unit revenue of 2.8 percent, partially offset by the impact of non-same unit activity, primarily practice dispositions.

Same-unit revenue from net reimbursement-related factors increased by 2.4 percent for the 2024 second quarter as compared to the prior-year period. This increase primarily reflects improved payor mix and modest improvements in hospital contract administrative fees. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 230 basis points compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 0.4 percent for the 2024 second quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and six months ended June 30, 2024. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Hospital-based patient services	1.0%	1.7%
Office-based patient services	(1.2)%	0.7%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	(0.8)%	0.9%

For the 2024 second quarter, practice salaries and benefits expense was $357.8 million, compared to $354.0 million for the prior-year period. This comparison primarily reflects increases in same-unit clinical compensation costs, partially offset by the impact of non-same unit activity, primarily practice dispositions.

For the 2024 second quarter, general and administrative expenses were $56.6 million, as compared to $58.0 million for the prior-year period. This decline primarily reflects net staffing reductions that more than offset increased internal staffing as part of the Company’s ongoing development of its hybrid revenue cycle management structure.

For 2024 second quarter, transformational and restructuring related expenses totaled $13.6 million. These expenses related primarily to practice dispositions and revenue cycle management transition activities.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, and loss on disposal of businesses and impairment losses, was $57.9 million for the 2024 second quarter, compared to $59.1 million for the prior-year period.

Depreciation and amortization expense was $8.8 million for the second quarter of 2024, compared to $8.9 million for the prior-year period.

Interest expense was $10.3 million for the second quarter of 2024, compared to $11.2 million for the second quarter of 2023, reflecting lower outstanding borrowings.

During the second quarter of 2024, the Company recorded an aggregate non-cash impairment loss of $192.9 million related to goodwill and long-lived assets related to the Company’s portfolio management plan.

Pediatrix generated a net loss of $153.0 million, or $1.84 per diluted share, for the 2024 second quarter, based on a weighted average 83.3 million shares outstanding. This compares with net income of $28.3 million, or $0.34 per diluted share, for the 2023 second quarter, based on a weighted average 82.7 million shares outstanding.

For the second quarter of 2024, Pediatrix reported Adjusted EPS of $0.34, compared to $0.39 for the second quarter of 2023. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, loss on disposal of businesses and impairment losses, and discrete tax events.

Operating Results – Six Months Ended June 30, 2024

For the six months ended June 30, 2024, Pediatrix generated revenue of $999.4 million, compared to $991.6 million for the prior-year period. Pediatrix generated a net loss of $149.0 million, or $1.79 per share, for the six months ended June 30, 2024, based on a weighted average 83.1 million shares outstanding, which compares to income of $42.5 million, or $0.52 per share, based on a weighted average 82.4 million shares outstanding for the first six months of 2023. Adjusted EBITDA for the six months ended June 30, 2024 was $95.1 million, compared to $99.2 million for the prior year. For the six months ended June 30, 2024, Pediatrix reported Adjusted EPS of $0.54, compared to $0.62 in the same period of 2023.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $19.4 million at June 30, 2024, compared to $73.3 million on December 31, 2023, and net accounts receivable were $274.2 million.

For the second quarter of 2024, Pediatrix generated cash from continuing operations of $109.3 million, compared to $92.6 million during the second quarter of 2023. During the second quarter of 2024, the Company used $7.0 million to fund capital expenditures.

At June 30, 2024, Pediatrix had total debt outstanding of $622 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $222 million in borrowings under its Term A Loan. At June 30, 2024, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Portfolio Management Update

As previously disclosed, during the second quarter of 2024, Pediatrix formalized its practice portfolio management plans, resulting in a decision to exit almost all of its affiliated office-based practices, other than maternal-fetal medicine. The Company expects to complete these exits prior to the end of 2024. In addition, Pediatrix previously disclosed its intent to exit its primary and urgent care service line. During and subsequent to the end of the 2024 second quarter, the Company completed the exit of its primary and urgent care service line through two separate transactions.

In aggregate, the office-based practices that the Company intends to exit and the primary and urgent care clinics that have been divested contributed net revenue of approximately $200 million in 2023. As previously disclosed, Pediatrix expects that the annualized favorable impact to Adjusted EBITDA resulting from its portfolio management plans to be approximately $30 million.

Leadership Transitions

Chief Financial Officer Transition

Pediatrix announced today that its board of directors has appointed Ms. Kasandra Rossi, who currently serves as the Company’s Senior Vice President, Financial Reporting and Assistant Treasurer, to succeed Mr. C. Marc Richards as Executive Vice President, Chief Financial Officer and Treasurer of the Company. The transition will be effective on or about October 1, 2024, following the anticipated completion of the next phase of the Company’s previously announced transition of its outsourced enterprise revenue cycle management services and the advancement of the Company’s planned portfolio management activities.

Chief Administrative Officer Appointment

The Company also announced today that its board of directors has appointed Ms. Mary Ann E. Moore to serve as the Company’s Chief Administrative Officer, in addition to her existing roles as the Company’s Executive Vice President, General Counsel and Secretary, effective as of August 1, 2024.

In addition, Pediatrix announced that Curtis B. Pickert, M.D. has transitioned from his role as the Company’s Executive Vice President, Chief Operating Officer and will now serve as Pediatrix’s Executive Vice President, Chief Physician Executive, effective as of August 1, 2024.

2024 Outlook

As previously disclosed, Pediatrix anticipates that its 2024 Adjusted EBITDA, as defined below, will be in a range of $200 million to $220 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2024 and 2023 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET August 20, 2024 by dialing 1-866-207-1041, access code 7909485. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 5,000 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$504,296	$500,577	$999,397	$991,585
Operating expenses:
Practice salaries and benefits	357,808	354,032	726,946	716,267
Practice supplies and other operating expenses	32,369	31,089	63,454	61,809
General and administrative expenses	56,565	58,013	116,763	117,072
Depreciation and amortization	8,791	8,945	19,099	17,898
Transformational and restructuring related expenses	13,579	—	22,059	—
Goodwill impairment	154,243	—	154,243	—
Fixed assets impairments	20,112	—	20,112	—
Intangible assets impairments	7,679	—	7,679	—
Loss on disposal of businesses	10,873	—	10,873	—
Total operating expenses	662,019	452,079	1,141,228	913,046
(Loss) income from operations	(157,723)	48,498	(141,831)	78,539
Investment and other (loss) income	(161)	1,189	1,852	1,823
Interest expense	(10,308)	(11,230)	(20,907)	(21,620)
Equity in earnings of unconsolidated affiliate	464	490	982	917
Total non-operating expenses	(10,005)	(9,551)	(18,073)	(18,880)
(Loss) income before income taxes	(167,728)	38,947	(159,904)	59,659
Income tax benefit (provision)	14,703	(10,665)	10,914	(17,171)
Net (loss) income	$(153,025)	$28,282	$(148,990)	$42,488
Other comprehensive (loss) income, net of tax
Unrealized holding gain (loss) on investments, net of tax of $66, $126, $86 and $353	200	(387)	260	217
Total comprehensive (loss) income	$(152,825)	$27,895	$(148,730)	$42,705
Per common and common equivalent share data (diluted):
Net (loss) income:	$(1.84)	$0.34	$(1.79)	$0.52
Weighted average common shares	83,332	82,664	83,074	82,377

Pediatrix Medical Group, Inc.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(153,025)	$28,282	$(148,990)	$42,488
Interest expense	10,308	11,230	20,907	21,620
Income tax (benefit) provision	(14,703)	10,665	(10,914)	17,171
Depreciation and amortization expense	8,791	8,945	19,099	17,898
Transformational and restructuring related expenses	13,579	—	22,059	—
Goodwill impairment	154,243	—	154,243	—
Fixed assets impairments	20,112	—	20,112	—
Intangible assets impairments	7,679	—	7,679	—
Loss on disposal of businesses	10,873	—	10,873	—
Adjusted EBITDA	$57,857	$59,122	$95,068	$99,177

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted (Loss) Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2024		2023
Weighted average diluted shares outstanding	83,332		82,664
Net (loss) income and diluted net (loss) income per share	$(153,025)	$(1.84)	$28,282	$0.34
Adjustments (1):
Amortization (net of tax of $533 and $512)	1,599	0.02	1,533	0.02
Stock-based compensation (net of tax of $500 and $782)	1,501	0.02	2,344	0.03
Transformational and restructuring expenses (net of tax of $3,395)	10,184	0.12	—	—
Goodwill impairment (net of tax of $15,490)	138,753	1.67	—	—
Fixed assets impairments (net of tax of $5,028)	15,084	0.18	—	—
Intangible assets impairments (net of tax of $1,920)	5,759	0.07	—	—
Loss on disposal of businesses (net of tax of $2,718)	8,155	0.10	—	—
Net impact from discrete tax events	328	—	150	—
Adjusted income and diluted EPS	$28,338	$0.34	$32,309	$0.39

(1) A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2024 and 2023, other than for goodwill impairment for the relevant period. Tax effects for the goodwill impairment approximate 10% due to a portion of the expense being non-deductible.

	Six Months Ended June 30,
	2024		2023
Weighted average diluted shares outstanding	83,074		82,377
Net (loss) income and diluted net (loss) income per share	$(148,990)	$(1.79)	$42,488	$0.52
Adjustments (1):
Amortization (net of tax of $1,396 and $1,010)	4,188	0.05	3,029	0.04
Stock-based compensation (net of tax of $1,215 and $1,534)	3,647	0.04	4,601	0.06
Transformational and restructuring expenses (net of tax of $5,515)	16,544	0.20	—	—
Goodwill impairment (net of tax of $15,490)	138,753	1.67	—	—
Fixed assets impairments (net of tax of $5,028)	15,084	0.18	—	—
Intangible assets impairments (net of tax of $1,920)	5,759	0.07	—	—
Loss on disposal of businesses (net of tax of $2,718)	8,155	0.10	—	—
Net impact from discrete tax events	2,004	0.02	870	—
Adjusted income and diluted EPS	$45,144	$0.54	$50,988	$0.62

(1) A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the six months ended June 30, 2024 and 2023, other than for goodwill impairment for the relevant period. Tax effects for the goodwill impairment approximate 10% due to a portion of the expense being non-deductible.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2024	As of December 31, 2023
Assets:
Cash and cash equivalents	$19,402	$73,258
Investments	113,795	104,485
Accounts receivable, net	274,164	272,313
Other current assets	21,851	33,398
Intangible assets, net	10,193	21,240
Operating and finance lease right-of-use assets	65,392	70,294
Goodwill, other assets, property and equipment	1,490,554	1,644,822
Total assets	$1,995,351	$2,219,810
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$267,333	$350,798
Total debt, including finance leases, net	630,370	633,334
Operating lease liabilities	67,940	68,314
Other liabilities	323,247	318,303
Total liabilities	1,288,890	1,370,749
Total shareholders' equity	706,461	849,061
Total liabilities and shareholders' equity	$1,995,351	$2,219,810

Pediatrix Medical Group, Inc.

Reconciliation of Net Loss to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2024

Net loss	$(112,507)	$(97,907)
Interest expense	40,020	40,020
Income tax provision	2,580	7,980
Depreciation and amortization expense	37,000	37,000
Transformational and restructuring related expenses	40,000	40,000
Goodwill and long-lived asset impairments	182,034	182,034
Loss on disposal of businesses	10,873	10,873
Adjusted EBITDA	$200,000	$220,000